Exhibit 10.6
This Power Contract Supplement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Tennessee Valley Authority. The representations and warranties of the parties in this Power Contract Supplement were made to, and solely for the benefit of, the other parties to this Power Contract Supplement. The assertions embodied in the representations and warranties may be qualified by information included in schedules, exhibits or other materials exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

AGREEMENT
Among
MEMPHIS LIGHT, GAS AND WATER DIVISION
CITY OF MEMPHIS, TENNESSEE
And
TENNESSEE VALLEY AUTHORITY

Date: November 19, 2003	TV-65726A, Supp. No. 95
     THIS AGREEMENT, made and entered into among MEMPHIS LIGHT, GAS AND WATER DIVISION (Board), acting for itself and on behalf of the CITY OF MEMPHIS, TENNESSEE (Municipality), a municipal corporation created and existing under and by virtue of the laws of the State of Tennessee, as they exist on the date of this agreement, and TENNESSEE VALLEY AUTHORITY (TVA), a corporation created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as it exists on the date of execution of this agreement;
WITNESSETH:
     WHEREAS, TVA and Board have a long-standing relationship as seller and buyer of power, under which Board currently purchases all of its power requirements from TVA pursuant to Power Contract TV-65726A, dated December 26, 1984, as amended (Power Contract); and
     WHEREAS, in accordance with the Commitment Agreement between the parties of even date herewith (Commitment Agreement), it is contemplated that Board will make a prepayment to TVA to cover a portion of its power costs over the next fifteen (15) years; and
     WHEREAS, notwithstanding the termination rights otherwise provided for under the Power Contract, Board wishes to make a commitment to purchase, and TVA wishes to make a commitment to supply, the power and energy to which the prepayment will be applied over that same period; and
     WHEREAS, the parties have agreed that such prepayment and commitment should be reflected as reserved energy to be supplied on a monthly basis over such period at a discounted capacity cost to Board to be reflected by TVA’s application of a monthly savings amount in billing Board under the Power Contract; and
     WHEREAS, the parties wish to further supplement and amend the Power Contract in the respects necessary to reflect such prepayment arrangements;
     NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements set forth below, and subject to the provisions of the Tennessee Valley Authority Act of 1933, as it exists on the date of execution of this agreement, the parties agree as follows:

SECTION 1 — CONDITIONS PRECEDENT TO PREPAYMENT
This agreement shall not become effective unless and until each of the conditions precedent set forth in section 4 of the Commitment Agreement has been satisfied. Accordingly, this agreement shall become effective upon the execution of the document described in section 4(g) of the Commitment Agreement (Effective Date).
SECTION 2 — DEFINITION OF TERMS
2.1 “Prepaid Period” shall mean the wholesale billing month in which the Effective Date occurs plus the next 179 wholesale billing months thereafter.
2.2 “Baseload” shall mean 928,671 kWh for each hour of each year of the Prepaid Period, subject to such kWh amount being revised by a modification of this agreement executed by both parties on or before the Effective Date.
2.3 “Reserved kWh” shall mean 122,027,315,960 kWh of Baseload capacity over the Prepaid Period, subject to such kWh amount being revised by a modification of this agreement executed by both parties on or before the Effective Date.
2.4 “Monthly Reserved kWh” for each wholesale billing month during the Prepaid Period shall mean 677,929,533 kWh of Baseload capacity for such month, subject to such kWh amount being revised by a modification of this agreement executed by both parties on or before the Effective Date.
2.5 “Monthly Savings” for each wholesale billing month during the Prepaid Period shall mean $12,992,061.83 (1/12 of an Annual Savings amount of $155,904,742 and 1/180 of a Total Savings amount of $2,338,571,130), subject to such savings amounts being revised by a modification of this agreement executed by both parties on or before the Effective Date.
2.6 “Rate Change” shall mean a change in the wholesale power rate schedule of the Schedule of Rates and Charges, made by TVA in accordance with the paragraph headed “Change” of the section of the Power Contract’s Schedule of Terms and Conditions entitled “Adjustment and Change of Wholesale Rate and Resale Rates.”
2.7 “Rate Adjustment” shall mean an adjustment to the charges of the wholesale power rate schedule of the Schedule of Rates and Charges, made by TVA in accordance with the paragraph headed “Adjustment” of the section of the Power Contract’s Schedule of Terms and Conditions entitled “Adjustment and Change of Wholesale Rate and Resale Rates.”
2.8 “Partial Requirements Option” shall mean any right arising pursuant to contract, Act of Congress, executive order, court decision, or regulatory action, or any other right or opportunity under any program offered by TVA, for distributors of TVA power currently purchasing all of their requirements from TVA to reduce the level of such purchases and become partial requirements customers of TVA.
SECTION 3 — THE PREPAYMENT
Board will make a prepayment for Baseload capacity to TVA in the amount of $1,500,000,000 (one billion five hundred million dollars) in cash in the manner provided in the Commitment Agreement.

SECTION 4 — TERM OF CONTRACT
Notwithstanding the section of the Power Contract entitled “Term of Contract,” a notice of termination given by either party under that section prior to the end of the tenth year of the Prepaid Period shall not be effective to terminate the Power Contract before the end of the Prepaid Period; provided however, that, subject only to the limitation that Board shall continue to be obligated to purchase from TVA its requirements up to the amount of the Baseload each hour for the entire Prepaid Period, nothing in this agreement shall be construed in any way to limit Board’s right to fully exercise and participate in any Partial Requirements Option(s). Further, it is expressly recognized and agreed that the provisions of section 3 of Agreement TV-65726A, Supp. No. 80, dated August 20, 2002, shall be applicable in the event of any exercise by Board of its right to participate in any Partial Requirements Option(s), such that the releases and discharges contained in that section 3 are fully applicable to any partial termination of the Power Contract that may result from Board’s exercise of such right.
SECTION 5 — FIXED MONTHLY SAVINGS
     To reflect the prepayment, for each billing month during the Prepaid Period, Board shall receive a credit on its monthly power bill equal to the Monthly Savings. It is expressly recognized and agreed that:
     (a) the prepayment includes full payment for the capacity costs associated with the Reserved kWh as such costs are presently reflected in TVA’s current rates,
     (b) in accordance with the provisions of the Power Contract as supplemented and amended by this agreement, upon TVA’s delivery of the Reserved kWh, Board shall be obligated to pay such additional amounts for capacity costs, it any, as may be applicable as a result of a Rate Change or a Rate Adjustment,
     (c) notwithstanding any non-performance of any generation assets reflected in such capacity costs, nothing in this agreement shall affect TVA’s obligation under the Power Contract to supply all of Board’s requirements,
     (d) except as expressly provided in section 2 of the Commitment Agreement, notwithstanding (i) any Rate Change, (ii) any Rate Adjustment, (iii) any exercise by Board of a Partial Requirements Option, (iv) any other lawful reduction in the level of Board’s purchases from TVA, or (v) any other reason, the Monthly Savings shall remain fixed for each wholesale billing month of the Prepaid Period,
     (e) to the extent that the Monthly Savings exceeds the amount of the invoice for any wholesale billing month, Board shall have a credit balance which shall be applied to its next monthly invoice and carried forward with interest at a rate equal to the three-month London Interbank Offered Rate (LIBOR) for the last day of the TVA-Board billing cycle as published in the Wall Street Journal, provided that, if Board so requests, TVA shall pay Board the amount of such credit balance plus interest within five (5) business days of such request, and
     (f) in the event that any such credit balance is outstanding as of the end of the Prepaid Period, TVA shall pay Board the amount of such credit balance within five (5) business days after the end of the Prepaid Period.

SECTION 6 — OPTIONS, INCENTIVES, PROGRAMS, AND RATES
6.1 Nondiscrimination. TVA will not, because of the prepayment arrangements reflected in this agreement, and with no other basis, discriminate against Board by:
     (a) foreclosing or limiting, in whole or in part, Board’s participation in any new or existing contract options, incentives, and other programs, including, without limitation, any options, incentives, and other programs where participation is linked to contract length, any options or programs which allow Board to elect a longer contract term, and any Partial Requirements Option(s); provided, however, that:
     (i) Board’s participation in options, incentives, and other programs where participation is linked to contract length shall be subject to the proration provided for in section 6.3 below, and
     (ii) Board’s participation in any Partial Requirements Option(s) shall be limited by the provisions in section 4 above;
or
     (b) charging Board a special rate, charging Board a special surcharge, or placing Board in a special rate category for the purpose of:
     (i) canceling, in whole or in part, the value of the fixed Monthly Savings provided for in section 5 above, or
     (ii) otherwise using the TVA obligation to apply the fixed Monthly Savings to Board’s power bills as the basis for determining the design of the wholesale rate schedule of the Power Contract’s Schedule of Rates and Charges.
6.2 Contract Length Requirements. During the Prepaid Period, the 15-year commitment provided for in section 4 above shall be deemed sufficient to meet the contract length requirement for, and Board may elect:
     (a) new or existing contract options, incentives, and other programs (as now offered, or may hereafter be offered, to other municipal and cooperative distributors of TVA power) where participation is linked to a contract length of ten (10) years, or
     (b) new or existing contract options, incentives, and other programs (as now offered, or may hereafter be offered, to other municipal and cooperative distributors of TVA power) where participation is linked to a contract length of fifteen (15) years;
provided, however, that the benefits and obligations of any such options, incentives, or other programs shall be applied on a prorated basis as further described in section 6.3 below to reflect the then-remaining duration of the Prepaid Period.
     Further, it is expressly recognized and agreed that nothing in this agreement shall prohibit Board from making the election provided for in section 6.2(a) above for some contract options, incentives, and programs and making the election provided for in section 6.2(b) above for other contract options, incentives, and programs.

6.3 Prorating Benefits and Obligations. (a) If Board elects any options, incentives, or programs available to it under section 6.2(a) above, the benefits and obligations of any such options, incentives, or other programs shall be prorated during the last 120 months (10 years) of the Prepaid Period only. For purposes of such prorating, TVA shall apply a factor equal to X/10, where X is equal to the then-remaining number of full or partial years in the Prepaid Period.
     (b)If Board elects any options, incentives, or programs available to it under section 6.2(b) above, the benefits and obligations of any such options, incentives, or other programs shall be prorated during the entire Prepaid Period. For purposes of such prorating, TVA shall apply a factor equal to X/15, where X is equal to the then-remaining number of full or partial years in the Prepaid Period.
SECTION 7 — DEFAULT BY TVA
7.1 TVA’s Delivery Obligation. (a) The provisions in this section 7.1 shall be applicable solely for the purposes of implementing the prepayment arrangements reflected in this agreement and applying the remedies specified in section 7.2 below and shall not otherwise modify TVA’s obligation to deliver electric power as provided for by the Power Contract.
     (b) Notwithstanding section 9 of the Terms and Conditions to the Power Contract or any other provision of the Power Contract, TVA shall be absolutely obligated to supply and deliver to Board the Reserved KWh (the Delivery Obligation or the Obligation). So long as Board remains committed to purchase at least the Baseload from TVA, TVA’s Obligation shall not be excused or reduced by any reduction in Board’s purchases from TVA pursuant to section 4 of this agreement or by any other lawful reduction by Board in its level of purchases from TVA. TVA’s Obligation shall continue in effect until the end of the Prepaid Period.
     (c) This Delivery Obligation, so long as Board remains committed to purchase at least the Baseload from TVA, shall be absolute and unconditional under any and all circumstances and shall not be terminated, extinguished, diminished, lost, or otherwise impaired by any circumstance of any character, including by (i) any loss, destruction of, damage to, or inability to continue to use for any reason any or all electric generating plants owned or controlled by TVA or any part thereof for any reason whatsoever, (ii) any loss, destruction of, damage to, or inability to continue to use for any reason any or all facilities for the transmission of electricity owned or controlled by TVA, (iii) the inability for any reason of TVA to purchase electricity generated by others and to supply such purchased power to Board, (iv) any event of force majeure or any frustration, and (v) any legal requirement similar or dissimilar to the foregoing, any future law to the contrary notwithstanding. In the event that TVA is unable to fulfill its Delivery Obligation to Board hereunder or to effect delivery of electric power to Board to fulfill its Delivery Obligation to Board hereunder, for any reason whatsoever, then TVA shall be liable to Board for the remedies prescribed in section 7.2 of this agreement.
     (d) If TVA fails to deliver the Baseload amount to Board in any hour and Board purchases replacement power from another source, TVA shall reimburse Board for all costs of such replacement power within five (5) business days of Board submitting an invoice therefor.
     (e) If TVA delivers to Board less than 100 percent of the Monthly Reserved kWh in three (3) consecutive months or delivers to Board less than 50 percent of the Monthly

Reserved kWh for one (1) month, or fails to deliver to Board the entire Reserved KWh within the Prepaid Period, then Board may, at its option, declare TVA to be in breach of its Delivery Obligation and trigger the remedies prescribed in section 7.2 of this agreement.
     (f) It is expressly recognized and agreed that the provisions of sections 7.1 (d) and 7.1 (e) above shall not be triggered if the shortfall in deliveries of power by TVA to Board is directly attributable to Board’s refusal or failure to accept such delivery.
     (g) If TVA grants, within six (6) months after the Effective Date, a rate, rebate, discount, or concession to another distributor customer or enters into a prepayment arrangement with any other distributor customer whose economic terms are more favorable to that customer than this agreement is to Board, then Board may request a renegotiation of the economic terms of this agreement to achieve an economic benefit to Board equal to the benefit to such other distributor customer of its rates, rebate, discount, or concession or its prepayment arrangement with TVA, If the parties fail to reach agreement on such terms, then they will submit their dispute for resolution pursuant to section 8.2 of this agreement. Such resolution shall account for any benefits to such other distributor customer that exceed the benefits to Board under this agreement by either (i) adjusting the terms of this agreement or (ii) causing TVA to make a lump-sum payment to Board and then continuing performance under the terms of this agreement.
7.2 Remedies for Events of Default. In the event of TVA’s failure to meet its Delivery Obligation under section 7.1 of this agreement or a triggering event pursuant to section 9 of this agreement, and upon written notice from Board,
     (a) the obligations of the parties under this agreement shall terminate, provided that this agreement shall remain in effect until the remedies in this section 7.2 have been paid and for purposes of otherwise winding up the prepayment transaction; and
     (b) TVA shall pay the Board within thirty-five (35) days an amount equal to the sum of:
     (i) the amount necessary to pay in full all amounts payable by the Board as set out in the Extraordinary Redemption portion of the final Official Statement (or Official Statements, if the Bonds (as defined below) are issued in multiple series) relating to the revenue bonds issued by the Municipality for the benefit of the Board to finance the Prepayment (such bonds of any and all series issued for such purpose, the “Bonds”), plus
     (ii) the net present value (calculated using the discount rate described below, less 50 basis points) of $13 million divided by 12 per month for the number of remaining months in the Prepaid Period, plus
     (iii) accrued interest, to the extent not reflected in section 7.2(b)(i) above, and any other direct penalties and other costs incurred by Board for executing the extraordinary redemption of the Bonds referred to in section 7.2(b)(i) above (collectively, the Default Payment), plus
     (iv) any other actual damages caused to Board by TVA’s breach of this agreement, including but not limited to the positive difference, if any,

between the cost of purchasing replacement power and the cost of the Reserved kWh TVA failed to deliver, plus
     (v) interest on the amount described in section 7.2(b)(iv) at a rate equal to the prime rate charged by Chase Manhattan Bank, N.A., from the date of the written notice from Board until the date of payment of the Default Payment.
The discount rate shall be the rate equal to the yield to the next available date upon which the Bonds can be redeemed before maturity by the issuer or, if there is no option for the issuer to redeem the Bonds before maturity, the rate equal to the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of the Bonds and trading in the secondary market at the price closest to par. If there is no U.S. Treasury security having an average life equal to the remaining average life of such Bonds, such discount rate will be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity for two (2) U.S. Treasury securities having average lives most closely corresponding to the remaining average life of the Bonds and trading in the secondary market at the price closest to par.
The amount of accrued interest for which TVA would be liable to Board under this section 7.2 for fixed-rate Bonds shall be determined using the applicable Bond’s fixed interest rate and for variable-rate Bonds shall be determined by using the lesser of the then applicable variable interest rate for the variable-rate Bond in question or the fixed interest rate for the fixed-rate Bond having the same maturity as the variable-rate Bond in question.
Upon the Board’s request, TVA shall set off the amount of the Default Payment against any other obligation the Board has to pay monies to TVA.
SECTION 8 — DISPUTES
8.1 Enforceable Contract. It is expressly recognized and agreed that the parties intend all of the obligations of each party set forth in this agreement to be legally binding contract obligations which may be enforced by the other party. It is further expressly recognized and agreed that venue for any lawsuit arising out of this agreement shall be in the United States District Court for the Middle District of Tennessee. During any litigation, the parties shall continue performance of their respective obligations under this agreement, unless such performance is stayed or enjoined by a court.
8.2 Alternative Dispute Resolution. The parties agree to use their best efforts to resolve any disputes that may arise under section 7 above informally at the lowest possible levels of decision making and without litigation, according to the following procedures:
     (a) If unassisted negotiations are unsuccessful, the parties will use mutually acceptable Alternate Dispute Resolution (ADR) techniques in an attempt to resolve the dispute. Mutually acceptable rules and guidelines for any dispute submitted to ADR will be determined when the dispute exists.
     (b) Litigation will only be considered as a last resort when ADR is unsuccessful or when a party rejecting any proposed ADR process as inappropriate for resolving the dispute has documented its reasons for that determination to the other party; provided, however, that a party shall not be required to delay the commencement of litigation in order to comply with this paragraph unless the parties agree to the tolling of any applicable statutes of limitations.
     (c) During the ADR process and any litigation (unless such performance is stayed or enjoined by a court), the parties shall continue performance of their respective obligations under this agreement. If the ADR is not successful, the parties retain their existing rights.
     (d) Except as expressly provided in section 7.1 (g) of this agreement concerning disputes regarding a rate, rebate, discount, or concession granted by TVA to another distributor customer, it is expressly recognized and agreed that the parties will not submit TVA’s rates, any Rate Change, or any Rate Adjustment to ADR.
     (e) It is further expressly recognized and agreed that any disputes that arise under provisions of this agreement other than section 7 shall not be subject to the provisions of this section 8.2.
SECTION 9 — ASSIGNMENT
This agreement may not be assigned by either party. If this agreement is assigned by TVA or if it is assigned by operation of law, then Board may, at its option, trigger the remedies prescribed in section 7.2 hereof.
SECTION 10 — INTEGRATION
Except for such agreements of the parties as are set out in the Commitment Agreement, this agreement represents the complete and integrated agreement between the parties concerning the prepayment arrangements. All prior discussions, negotiations, and understandings are merged into and superseded by this agreement. No modification of the terms and provisions of this agreement shall be or become effective except pursuant to and upon the due and mutual execution of a written agreement by the parties hereto.
SECTION 11 — BASIS OF AGREEMENT
Except as expressly provided herein concerning Partial Requirements Options and assignment by operation of law in section 9 hereof, this agreement is subject to the applicable laws and regulations in effect on the date of execution of this agreement.
SECTION 12 — POWER CONTRACT AFFIRMED
Except as expressly set out above, nothing in this agreement shall affect the other terms of the Power Contract.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers, as of the day and year first above written.

MEMPHIS LIGHT, GAS AND WATER DIVISION
And
CITY OF MEMPHIS, TENNESSEE

By:	/s/ Herman Morris Jr. President of Light, Gas and Water Division

Date: November 19, 2003

TENNESSEE VALLEY AUTHORITY

By:	/s/ Mark O. Medford

Date: November 19, 2003